Exhibit 99.1

FOR IMMEDIATE RELEASE	INVESTOR AND MEDIA CONTACT:
Pamela Marsh (626) 535-8465
Meg Wade (626) 535-5905
INDYMAC ANNOUNCES FY 2005 EPS OF $4.54, UP 34% AND FOURTH QUARTER EPS OF $1.09, UP 20%
— Record Quarterly Mortgage Production of $18.0 Billion Drives 72% Growth in Market Share to 2.85% —
— Board of Directors Increases Quarterly Cash Dividend to $0.44, up 22% —
PASADENA, Calif. — January 26, 2006 — — IndyMac Bancorp, Inc. (NYSE: NDE) (“Indymac” or the “Company”), the holding company for IndyMac Bank® F.S.B. (“Indymac Bank”), today reported earnings of $300.2 million or $4.54 per share for full year 2005. This represents increases of 42 percent and 34 percent, respectively, compared with pro forma net earnings of $211.3 million or $3.40 per share for the full year of 2004. On a GAAP basis, Indymac earned $170.5 million or $2.74 per share in 2004 (a reconciliation between GAAP and pro forma results is found at the end of this release).
“Indymac delivered outstanding results in 2005. This performance was achieved despite less than favorable conditions for mortgage lenders including the flat yield curve and industry volumes and declining profit margins,” said Michael W. Perry, Indymac’s Chairman and Chief Executive Officer. “Indymac set all time records in virtually all of its key financial metrics including earnings per share and mortgage production and market share. Two milestones were particularly noteworthy as annual revenues surpassed $1 billion for the first time in the Company’s history and we became one of the nation’s top ten mortgage lenders. These results demonstrate the soundness of Indymac’s hybrid thrift/mortgage banking model, and even more importantly, strong execution and dedication by Indymac’s employees.”
Indymac also reported earnings of $72.3 million, or $1.09 per share in the fourth quarter of 2005 representing increases of 24 percent and 20 percent over pro forma earnings of $58 million, or $0.91 per share in the fourth quarter of 2004. GAAP earnings in the fourth quarter of 2004 were $56 million, or $0.87 per share.
The fourth quarter 2005 earnings exclude economic earnings of $9.7 million or $0.09 per share due to the impact of financial accounting standards that require mortgage servicing rights (MSRs) to be valued at the lower of cost or market value. Absent this impact, earnings per share would have been $1.18 for the fourth quarter. The Financial Accounting Standards Board has issued an exposure draft providing an option to account for mortgage servicing rights at fair value. Although still not in final form, Indymac supports the proposed standard, which is expected to become effective in the first quarter of 2006, eliminating the potential for a similar impact on future earnings, and allowing our economic and accounting results to be in synch.
Indymac has filed a Form 8-K with the Securities and Exchange Commission which is intended to provide similar review and analysis of Indymac’s financial position and results of operations to the information generally provided in Indymac’s quarterly Form 10-Q filings. The Form 8-K is available on Indymac’s Website at www.indymacbank.com.
Quarterly Cash Dividend Increased
Based on Indymac’s strong operating performance and financial position, including earnings, capital and liquidity, and its commitment to shareholder value, Indymac’s Board of Directors increased the cash dividend to $0.44 per share. This represents a rise of 22 percent from the dividend declared and paid in the first quarter last year, and is Indymac’s eleventh consecutive increase in the quarterly dividend. The cash dividend is payable March 9, 2006 to shareholders of record on February 9, 2006.
Highlights of the Full Year 2005 Compared with 2004 Pro forma
•	Record net revenues of $1.1 billion, up 35 percent.

•	Record net earnings of $300.2 million, up 42 percent.

•	Record average earning assets for the year of $19.6 billion, up 27 percent.

•	Record ROE of 22 percent for 2005, up 20 percent.

•	Record mortgage loan production of $60.8 billion, up 60 percent.

•	Record mortgage market share of 2.18 percent for the full year, up 59 percent based on the Mortgage Bankers Association (MBA)’s January 2006 Mortgage Finance Forecast.

•	Efficiency ratio improved to 54 percent from 57 percent and operating expenses to loan production improved to 96 basis points from 120 basis points.

Highlights of the Fourth Quarter of 2005 Compared with Fourth Quarter 2004 Pro forma
•	Net revenues of $281.0 million, up 21 percent.

•	Net earnings of $72.3 million, up 24 percent.

•	EPS of $1.09, up 20 percent.

•	ROE of 19 percent.

•	Record total assets of $21.5 billion, up 27 percent.

•	Record mortgage loan production of $18.0 billion, up 60 percent.

•	Indymac’s mortgage market share of 2.85 percent is up approximately 72 percent based on the MBA’s January 2006 Mortgage Finance Forecast.

•	Indymac’s pipeline of mortgage loans in process totaled a record $9.2 billion at Dec. 31, 2005, up 46 percent.

•	Indymac’s portfolio of loans serviced for others increased 68 percent to $84 billion at Dec. 31, 2005.

•	Strong credit performance with non-performing assets down 41 percent and representing 0.34 percent of total assets compared with 0.73 percent of total assets at Dec. 31, 2004.

•	Efficiency ratio improved to 57 percent from 58 percent and operating expenses to loan production improved to 86 basis points from 117 basis points.
“The 2005 fourth quarter results clearly demonstrated the power of our hybrid thrift/mortgage bank business model. Of our $1.5 billion of average capital during the fourth quarter, we allocated 34 percent to our mortgage production divisions, 20 percent to our MSR division and 45 percent to our Thrift segment with each providing strong returns on equity in line with our established targets. Our Thrift segment and MSR divisions are structured through our interest rate risk management practices to provide stable returns on equity in a variety of interest rate environments. These two combined utilized 65 percent of our average capital and provided a ROE of 22 percent in the fourth quarter of 2005, up from 19 percent in the fourth quarter of 2004. Remarkably, our mortgage production divisions, which are expected to have higher but more volatile returns, produced very stable ROEs of 48 percent and 49 percent, in the fourth quarters of 2005 and 2004, respectively, in an industry environment where volumes were down 6 percent, profit margins declined substantially and the yield curve reflected nearly 200 basis points of flattening. I am incredibly proud of the performance of our Indymac team for the results produced in this environment,” commented Perry.

“With respect to our mortgage production divisions, we were able to deploy more capital and maintain a consistently strong ROE as a result of the following key items,” said Richard Wohl, Indymac Bank’s President. “First, we grew our loan production 60 percent in the fourth quarter of 2005 from the fourth quarter of 2004. Our strong performance in mortgage production and market share continues to be driven by our strategies to offer a broad and diverse product mix and to expand our sales force and geographic presence, with an emphasis on building relationships with mortgage professionals across the country that are experts in marketing loans to consumers. Some of this production growth was driven by our conduit and correspondent channels which have lower revenue margins. However these channels also have correspondingly lower costs and therefore provide strong returns on capital. In addition, our reverse mortgage subsidiary, Financial Freedom, grew its loan production 86 percent as its commanding market presence and the strong demographics for its product continue to drive results. Second, the operating costs in our mortgage production divisions relative to mortgage loans produced declined 32 percent to 44 basis points in the fourth quarter of 2005 from 65 basis points in the fourth quarter of 2004. As noted a portion of this decline is attributed to the growth in our correspondent and conduit channels and the remainder was achieved by further scaling our core business. Finally, we increased the velocity at which we sell our mortgage production to more efficiently utilize our capital. The average number of days we held a loan declined 22 percent in the fourth quarter of 2005 to an average hold period of 43 days from 55 days in the fourth quarter of 2004”, concluded Wohl.
Commenting on the Company’s outlook for 2006, Chief Financial Officer Scott Keys noted, “We currently expect EPS to range from $4.50 to $5.20 per share, which includes the implementation of Statement of Financial Accounting Standards (SFAS) No. 123R (revised 2004), Share-Based Payment, requiring the expensing of stock options. We estimate that the implementation of SFAS No. 123R will reduce EPS by approximately $0.10 in 2006. Had SFAS No. 123R been effective in 2005, reported EPS of $4.54 would have been reduced by $0.12 to $4.42. The underlying assumptions imbedded in our EPS outlook for 2006 include the MBA’s forecast of $2.2 trillion for industry-wide mortgage volumes, mortgage banking revenue margins of 115 to 125 basis points, average earning assets of approximately $25 billion, an average 10 year Treasury rate of approximately 4.8 percent, and an average 1-month LIBOR of approximately 4.6 percent. This forecast assumes that we will deploy $1.7 billion of capital on average in 2006, with 70 percent of the capital deployed in the relatively stable

Thrift segment and MSR division at an expected combined ROE of 20 percent and 30 percent of the capital deployed in the mortgage production divisions at an expected ROE of 46 percent. Overall ROE including corporate overhead is expected to be approximately 21 percent, versus 22 percent ROE in 2005. This EPS forecast is considered our best estimation in light of current market expectations for interest rates and industry volumes in 2006. However, the economy, interest rates and our industry remain volatile and as a result, our actual results could vary significantly from this forecast,” said Keys.
Conference Call
On Thursday, Jan. 26, 2006, at 11 a.m. EDT (8 a.m. PDT), Michael W. Perry, Chairman and Chief Executive Officer, will host a live Web cast and conference call to discuss the results of the fourth quarter in greater detail, followed by a question and answer session. A slide presentation will accompany the Web cast/conference call and can be accessed along with Indymac’s Form 8-K via Indymac Bank’s home page at www.indymacbank.com.
If you would like to participate:
•	Internet Web cast access is available at: www.indymacbank.com

•	The telephone dial-in number is (800) 474-8920 or (719) 457-2727 (international) access code #7491284; and

•	The replay number is (888) 203-1112 or (719) 457-0820 (international) access code #7491284.
To participate on the call, please dial in 15 minutes prior to the scheduled start time. The conference call will be replayed continuously beginning two hours after the call on January 26th through 1:00 a.m. ET on February 2nd and will be available on Indymac’s Website at www.indymacbank.com.
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IndyMac Bancorp, Inc. is the holding company for Indymac Bank, the largest savings and loan in Los Angeles County and the 9th largest nationwide (based on assets). Through its hybrid thrift/mortgage banking business model, Indymac is in the business of designing, manufacturing, and distributing cost-efficient financing for the acquisition, development and improvement of single-family homes. Indymac also provides financing secured by single-family homes to facilitate consumers’ personal financial goals and strategically invests in single-family mortgage-related assets.
Indymac utilizes its award-winning e-MITS® technology platform to facilitate automated underwriting, risk-based pricing and rate lock of home loans on a nationwide basis via the Internet at the point of sale. Indymac provides mortgage products and services through various mortgage banking divisions and invests in certain of its mortgage loan production and mortgage servicing for long-term returns.
Indymac Bank also offers a wide array of Web-enhanced banking services, including deposits, competitive CD and money market accounts, and online bill payment services. Indymac Bank is FDIC insured.
Indymac’s total annualized return to shareholders of 23 percent for the period Dec. 31, 1992 through Dec. 31, 2005, under its current management team, has exceeded the comparable returns of 12 percent and 10 percent for the Dow Jones Industrial Average and S&P 500, respectively, for the same period.
For more information about Indymac and its affiliates, or to subscribe to the Company’s Email Alert feature for notification of Company news and events, please visit our Website at www.indymacbank.com.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. The words “anticipate,” “believe,” “estimate,” “expect,” “project,” “plan,” “forecast,” “intend,” “goal,” “target,” and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, many of which cannot be predicted or quantified. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including, the effect of economic and market conditions including industry volumes and margins; the level and volatility of interest rates; the Company’s hedging strategies, hedge effectiveness and asset and liability management; the accuracy of subjective estimates used in determining the fair value of financial assets of Indymac; the credit risks with respect to our loans and other financial assets; the actions undertaken by both current and potential new competitors; the availability of funds from Indymac’s lenders and from loan sales and securitizations, to fund mortgage loan originations and portfolio investments; the execution of Indymac’s growth plans and ability to gain market share in a significant market transition; the impact of disruptions triggered by natural disasters, including the assessment of the effects of the Gulf Coast Hurricanes and the effects of any future hurricanes; the impact of current, pending or future legislation, regulations or litigation; and other risk factors described in the reports that Indymac files with the Securities and Exchange Commission, including the Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and its reports on Form 8-K.
While all of the above items are important, the highlighted items represent those that, in management’s view, merit increased focus given current conditions.
Reconciliation of GAAP and Pro Forma Items

The difference between the fourth quarter and full year 2004 pro forma and GAAP earnings was related to the implementation of SEC Staff Accounting Bulletin (SAB) No. 105 and purchase accounting adjustments related to the Company’s acquisition of Financial Freedom Holdings Inc. Pro forma earnings were provided to allow investors to evaluate Indymac’s results on an accounting basis comparable to its historical performance.
The following table provides a reconciliation of Indymac’s results on both a GAAP basis and on a pro forma basis excluding the SAB No. 105 and purchasing accounting adjustments. This table is provided to assist investors with an evaluation of the Company’s results in comparison to prior periods.

	Three Months Ended			Year Ended
	December 31, 2004
			Pro			Pro
	GAAP	Adjustments	Forma	GAAP	Adjustments	Forma
	(Dollars in millions, except per share data)
Gain on sale of loans	$116	$4	$120	$364	$67	$431
Net revenues	228	4	232	752	67	819
Other expense	135	—	135	469	—	469
Income taxes	37	2	39	112	27	139

Net earnings	$56	$2	$58	$171	$40	$211

Diluted earnings per share	$0.87	$0.04	$0.91	$2.74	$0.66	$3.40

CONTACT: IndyMac Bancorp, Inc.
Pam Marsh, 626/535-8465 pam.marsh@indymacbank.com
Meg Wade, 626/535-5905 meg.wade@indymacbank.com